Exhibit 2.1
     STOCK PURCHASE AGREEMENT, dated as of November 30, 2006 (this “Agreement”), among First Community Bancshares, Inc. (“Parent”), First Community Bank, National Association (“Bank”), Investment Planning Consultants, Inc. (“IPC”) and Ronald L. Campbell, Michael S. Patton, Samuel G. Hill and Kirstin N. Chmara (each, a “Stockholder” and collectively, the “Stockholders”).
RECITALS
     A. IPC. IPC is a West Virginia corporation, having its principal place of business in Bluefield, West Virginia.
     B. Parent. Parent is a Nevada corporation, having its principal place of business in Bluefield, Virginia.
     C. Bank. The Bank is a national bank, having its principal place of business in Bluefield, Virginia.
     D. Board Action. The respective Boards of Directors of each of Parent, Bank and IPC have determined that it is in the best interests of their respective companies and their stockholders to consummate the Transaction provided for herein.
     NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
         1.01 Certain Definitions The following terms are used in this Agreement with the meanings set forth below:
               “Acquisition Proposal” has the meaning set forth in Section 5.06.
               “Additional Earn-Out Payment” has the meaning set forth in Section 2.01(b).
               “Additional Earn-Out Period” has the meaning set forth in Section 2.01(b)(iii)(A)
               “Additional Earn-Out Shares” has the meaning set forth in Section 2.01(b)(iii)(A).
               “Advisers Act” means the Investment Advisers Act of 1940, as amended, and all rules and regulations of the SEC thereunder.
               “Affiliate” of any Person or entity means any stockholder or Person or entity controlling, controlled by under common control with such Person or entity, or any director, officer or key executive of such entity or any of their respective relative. For purposes of this definition, “control”, when used with respect to any Person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contracting or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.
               “Agreement” means this Agreement, as amended or modified from time to time in accordance with Section 8.02.
               “Average Share Price” has the meaning set forth in Section 2.01(b)(vi).

               “Bank” has the meaning set forth in the preamble to this Agreement.
               “Bank Articles” means the Articles of Association of the Bank, as amended.
               “Bank Board” means the Board of Directors of the Bank.
               “Bank Bylaws” means the Bylaws of the Bank, as amended.
               “Bank Common Stock” means the common stock, $1,200.00 par value per share, of the Bank.
               “Benefit Plans” has the meaning set forth in Section 4.03(m)(i).
               “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U. S. Government or any day on which banking institutions in the Commonwealth of Virginia are authorized or obligated to close.
               “CAGR” has the meaning set forth in Section 2.01(b)(iii)(A).
               “Cause” as used in this Agreement shall mean termination of a Person’s employment with IPC due to personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.
               “Change in Control of Parent” shall mean the occurrence of any of the following events subsequent to the date of this Agreement: (i) the acquisition of control of the Parent or the Bank as defined in the Change in Bank Control Act of 1978, as amended, 12 U.S.C. § 1842(3), or any successor to such sections; (ii) an event that would be required to be reported in response to Item 1.01 of Form 8-K or Item 6(e) of Schedule 14A of Regulation 14A pursuant to the Exchange Act, or any successor thereto, whether or not any class of securities of the Parent is registered under the Exchange Act; (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Parent, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Parent representing 25% or more of the combined voting power of the Parent’s then outstanding securities; (iv) the sale or other disposition of all or substantially all of the assets of the Parent or the transfer by the Parent of greater than 25% of the voting securities of the Parent; or (v) during any period of three consecutive years, individuals who at the beginning of such period constitute the Board of Directors of the Parent cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by stockholders, of each new director was approved by a vote of at least two thirds of the directors then still in office who were directors at the beginning of the period. For purposes of clarification, notwithstanding the foregoing, a “Change in Control of Parent” shall not be deemed to have occurred under this Agreement if a majority of the directors of Parent at the time of execution of this Agreement continue to serve as directors of Parent at the completion of the transaction in question.
               “Competing Business” shall mean within the geographic area set forth in Section 5.09(c)(i) hereof, any asset management business or enterprise in which the Bank or IPC is directly or indirectly engaged in which during the twelve (12) months prior to the termination of

Ronald C. Campbell’s employment with IPC, he has been involved or had access to Confidential and Proprietary Information.
               “Closing” and “Closing Date” have the meanings set forth in Section 2.04.
               “Code” means the Internal Revenue Code of 1986, as amended.
               “Confidential and Proprietary Information” shall mean any and all (i) confidential or proprietary information or material not in the public domain about or relating to the business, operations, assets or financial condition of the Bank, IPC or any Affiliate of the Bank, IPC or any of the Banks’, IPC’s or any such Affiliate’s trade secrets; and (ii) information, documentation or material not in the public domain by virtue of any action by or on the part of a Stockholder, the knowledge of which gives or may give the Bank, IPC or any Affiliate of the Bank or IPC an advantage over any Person not possessing such information. For purposes hereof, the term “Confidential and Proprietary Information” shall not include any information or material (i) that is known to the general public other than due to a breach of this Agreement by a Stockholder or (ii) was disclosed to a Stockholder by a Person who he did not reasonably believe was bound to a confidentiality or similar agreement with the Parent, the Bank or IPC.
               “Covered Employee” shall mean any Person who has been employed by the Bank, IPC or any of their Affiliates, in which Mr. Ronald Campbell was directly involved or had access to Confidential and Proprietary Information, as of the date any action prohibited by Section 5.09(d) occurs or within the twelve (12) months prior to such date.
               “Covered Period” shall mean twelve (12) months after Mr. Ronald Campbell’s employment with IPC ends for any reason other than IPC’s termination of him for Cause.
               “DOL” has the meaning set forth in Section 4.03(m)(i).
               “Derivatives Contract” has the meaning set forth in Section 4.03(q).
               “Disclosure Schedule” has the meaning set forth in Section 4.01.
               “Earn-Out Payment” has the meaning set forth in Section 2.01(b).
               “Earn-Out Period” has the meaning set forth in Section 2.01(b)(ii)(A).
               “Earn-Out Shares” has the meaning set forth in Section 2.01(b)(ii)(A).
               “Effective Time” has the meaning set forth in Section 2.04.
               “Employees” has the meaning set forth in Section 4.03(m)(i).
               “Environmental Laws” has the meaning set forth in Section 4.03(o).
               “Equity Investment” means (i) an Equity Security; and (ii) an ownership interest in any company or other entity, any membership interest that includes a voting right in any company or other entity, any interest in real estate; and any investment or transaction which in substance falls into any of these categories even though it may be structured as some other form of investment or transaction.

               “Equity Security” means any stock (other than adjustable-rate preferred stock or money market (auction rate) preferred stock), certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, or voting-trust certificate; any security convertible into such a security; any security carrying any warrant or right to subscribe to or purchase any such security; and any certificate of interest or participation in, temporary or interim certificate for, or receipt for any of the foregoing.
               “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
               “ERISA Affiliate” has the meaning set forth in Section 4.03(m)(iii).
               “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
               “FDIC” means the Federal Deposit Insurance Corporation.
               “GAAP” means accounting principles generally accepted in the United States of America.
               “Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.
               “Gross Revenues” has the meaning set forth in Section 2.01(b)(2)(v).
               “Hazardous Substance” has the meaning set forth in Section 4.03(o).
               “Independent Accountants” has the meaning set forth in Section 2.01(b)(v).
               “Initial Payment” has the meaning set forth in Section 2.01(b).
               “Insurance Policies” has the meaning set forth in Section 4.03(v).
               “Investment Company Act” means the Investment Company Act of 1940, as amended, and all rules and regulations of the SEC thereunder.
               “IPC” has the meaning set forth in the preamble to this Agreement.
               “IPC Articles” means the Articles of Incorporation of IPC.
               “IPC Board” means the Board of Directors of IPC.
               “IPC Bylaws” means the Bylaws of IPC.
               “IPC Capital Stock” means the capital stock of IPC.
               “IPC Financial Statements” shall mean (i) the balance sheets of IPC as of December 31, 2004 and 2005 and the income statements of IPC for each of the years ended December 31, 2004 and 2005, in each case, as set forth in Schedule L to IPC’s U.S. Corporate Income Tax Return (Form 1120) for the calendar years December 31, 2004 and 2005, and (ii) the balance sheets of IPC and the income statements of IPC as of August 31, 2006 and for any periods requested subsequent thereto.

               “IRS” has the meaning set forth in Section 4.03(m)(i).
               “Liens” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.
               “Material Adverse Effect” means, with respect to Parent or IPC, any effect that (i) is material and adverse to the financial position, results of operations or business of Parent and its Subsidiaries taken as a whole or IPC, as the case may be, or (ii) would materially impair the ability of any of Parent and its Subsidiaries or IPC, as the case may be, to perform their respective obligations under this Agreement or otherwise materially impede the consummation of the Transaction; provided, however, that a Material Adverse Effect shall not be deemed to include the impact of (a) changes in laws of general applicability or interpretations thereof by Governmental Authorities, (b) changes in GAAP and (c) with respect to IPC, the effects of any action or omission taken with the prior consent of Parent or as otherwise contemplated by the Agreement.
               “Material Contracts” has the meaning set forth in Section 4.03(k)(i).
               “Nasdaq” means The Nasdaq Global Market or such other securities exchange on which the Parent Common Stock may be listed.
               “National Labor Relations Act” means the National Labor Relations Act, as amended.
               “OCC” means the Office of the Comptroller of the Currency.
               “Parent” has the meaning set forth in the preamble to this Agreement.
               “Parent Benefit Plans” has the meaning set forth in Section 5.08(a).
               “Parent Board” means the Board of Directors of the Parent.
               “Parent Common Stock” means the common stock, $1.00 par value per share, of Parent.
               “Parent Preferred Stock” means the preferred stock of Parent.
               “Parent Regulatory Authorities” has the meaning set forth in Section 4.05(j)(i).
               “Pension Plan” has the meaning set forth in Section 4.03(m)(ii).
               “Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company or unincorporated organization.
               “Pre-Tax Net Income” shall have the meaning set forth in Section 2.01(b)(v).
               “Previously Disclosed” by a party shall mean information set forth in a section of its Disclosure Schedule corresponding to the section of this Agreement where such term is used.
               “Review Period” has the meaning set forth in Section 2.01(b)(v).
               “Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests.

               “SEC” means the Securities and Exchange Commission.
               “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
               “Securities Documents” has the meaning set forth in Section 4.05(g)(i).
               “Statement” has the meaning set forth in Section 2.01(b)(v).
               “Stockholders” has the meaning set forth in the preamble to this Agreement.
               “Subsidiary” has the meaning ascribed to such term in Rule l-02 of Regulation S-X of the SEC.
               “Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.
               “Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.
               “Transaction” has the meaning set forth in Section 2.01(a).
               “Transaction Consideration” means the number of whole shares of Parent Common Stock, plus cash in lieu of any fractional share interest, that comprise both the Initial Payment and the Earn-Out Payment and that shall be paid to the Stockholders in exchange for their shares of IPC Capital Stock pursuant to the provisions of Article II.
ARTICLE II
THE TRANSACTION
     2.01 Purchase and Sale of IPC Capital Stock.
          (a) Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Effective Time, the Stockholders shall sell and deliver to the Bank, and the Bank shall purchase and accept from the Stockholders, all of the shares of IPC Capital Stock held by the Stockholders as set forth on Schedule 4.04(a) of IPC’s Disclosure Schedule, free and clear of all Liens. The IPC Capital Stock shall constitute all of the outstanding shares (and all of the direct or indirect Rights to acquire any shares, to the extent any such Rights exist) of capital stock of IPC. The consummation of the purchase and sale of the IPC Capital Stock for the Transaction Consideration is collectively referred to herein as the “Transaction.”
          (b) Transaction Consideration. In consideration of the purchase and sale of the IPC Common Stock pursuant to Section 2.01(a) hereof, the Parent shall make an aggregate initial payment to the Stockholders (the “Initial Payment”) plus, solely if each of the specific conditions set forth in this Section 2.01(b) are satisfied, (A) an aggregate earn-out payment to the Stockholders (the “Earn-Out Payment”), and (B) an aggregate additional earn-out payment to the Stockholders (the “Additional Earn-

          Out Payment”). Each of the Stockholders hereby agrees that his interest in each of the Initial Payment, and, if applicable, the Earn-Out Payment and the Additional Earn-Out Payment, shall be equal to his ownership interest (expressed as a percentage) in IPC as of the date of this Agreement as set forth in Section 4.04(a) of the IPC Disclosure Schedule. Each of the Stockholders agrees that the payment of any Earn-Out Payment and Additional Earn-Out Payment is conditioned upon each such Stockholder continuing to be employed by IPC for the full twelve month period in question, and that Parent shall have no obligation to make such payments and shall not make such payments if this requirement is not satisfied. Each of the Stockholder further agrees that if the conditions set forth below in Section 2.01(b)(ii) or (iii) for either or both of the Earn-Out Payment or Additional Earn-Out Payment are not satisfied, Parent shall have no obligation to make such payments and shall not make such payments.
               (i) The Initial Payment shall consist of a number of whole shares of Parent Common Stock which shall have an aggregate value equal to one million four hundred and sixty-five thousand dollars ($1,465,000), based on the Average Share Price, plus cash in lieu of any fractional share interest.
               (ii) The Earn-Out Payment shall consist of a number of whole shares of Parent Common Stock which shall have an aggregate value equal to up to nine hundred and thirty-five thousand dollars ($935,000), based on the Average Share Price, plus cash in lieu of any fractional share interest, which shall be payable to the Stockholders in accordance with the terms and subject to the conditions set forth in (A) below.
                 (A) Following the first, second and third anniversary of the Closing Date (each twelve-month period is referred to as an “Earn-Out Period”) but subject to Section 2.01(b)(viii) hereof, the Stockholders shall be entitled to receive a number of whole shares of Parent Common Stock having an aggregate value equal to $455,000, $240,000 and $240,000, respectively (the “Earn-Out Shares”), based on the Average Share Price, plus cash in lieu of any fractional share interest, provided that IPC’s Gross Revenues for the applicable Earn-Out Period equals or exceeds $1.3 million.
               (iii) The Additional Earn-Out Payment shall consist of a number of whole shares of Parent Common Stock which shall have an aggregate value equal to up to five hundred thousand dollars ($500,000), based on the Average Share Price, plus cash in lieu of any fractional share interest, which shall be payable to the Stockholders in accordance with the terms and subject to the conditions set forth in (A) below.
                 (A) Following the third and fourth anniversary of the Closing Date (each twelve month period is referred to as an “Additional Earn-Out Period”) but subject to Section 2.01(b)(viii) hereof, the Stockholders shall be entitled to receive a number of whole shares of Parent Common Stock having an aggregate value equal to $250,000 and $250,000, respectively (the “Additional Earn-Out Shares”), based on the Average Share Price, plus cash in lieu of any fractional share interest, provided that IPC’s Pre-Tax Net Income for each of calendar year 2009 (in the case of the Additional Earn-Out Payment due on the third anniversary of the Closing) and calendar year 2010 (in the case of the Additional Earn-Out Payment due on the fourth anniversary of the Closing) is in an amount which reflects a compound average annual growth rate (“CAGR”) of not less than 20% as of the date of measurement. For purposes of this provision, (i) the parties hereto agree to use Pre-Tax Net Income of $300,000 for 2006 as a starting point for measuring the CAGR; (ii) Pre-Tax Net Income shall be annualized at the time of the calculation for the years 2009 and 2010 based on actual results through the month-end prior to the time the calculation is made; and (iii) if the CAGR requirement is not satisfied for the calculation required to be made as of the fourth anniversary of the Closing, no Additional Earn-Out Payments shall be made.
               (iv) Any Earn-Out Shares or Additional Earn-Out Shares due to the Stockholders in accordance with the terms hereof, and any related payment for a fractional share interest, shall be paid by the Parent to the Stockholders within three business days following expiration of the appropriate Review Period, as defined in Section 2.01(b)(v) below, provided that if any such amount is in dispute, such disputed amount shall be paid, to the extent appropriate, within three business days following the resolution of the dispute as set forth in Section 2.01(b)(v).
               (v) Within 15 days after the end of any applicable Earn-Out Period, or Additional Earn-Out Period, Parent shall prepare and deliver to the Stockholders a statement setting forth in reasonable detail the calculation of IPC’s Gross Revenues or Pre-Tax Net Income, as the case may be, for such period and the aggregate number of Earn-Out Shares or Additional Earn-Out Shares issuable to the Stockholders for such period as a result of such Gross Revenues or Pre-Tax Net Income, as the case may be (the “Statement”). The Stockholders shall have the right to fully review each Statement relating thereto during the 20 days after such Statement has been made available for their review (the “Review Period”). If the Stockholders believe that any adjustments should be made to the Statement, the Stockholders shall give Parent written notice of such adjustments. If Parent agrees with the adjustments proposed by the Stockholders, the adjustments shall be made to such Statement. If there are any proposed adjustments that are disputed by Parent, the Stockholders and the Parent shall negotiate in good faith to resolve all disputed adjustments. If after a period of five days following the date on which the Stockholders give Parent written notice of their proposed adjustments, any such adjustments remain disputed, then the independent public accountants of Parent at such time (the “Independent Accountants”) shall be engaged to resolve any remaining disputed adjustments. The decision of the Independent Accountants with respect to the proposed adjustments shall be conclusive and binding on the parties. The parties shall use their reasonable best efforts to cause the Independent Accountants to resolve any remaining disputed adjustments as promptly as possible. Parent shall pay the cost of preparing the Statement. If the Stockholders propose any adjustments to the Statement, (i) the Stockholders shall pay the costs and expenses of the Independent Accountants if the disputed adjustments are resolved in favor of Parent and (ii) Parent shall pay such costs and expenses if the disputed adjustments are resolved in favor of the Stockholders. If the disputed adjustments are resolved in part in favor of Parent and in part in favor of the Stockholders, Parent and the Stockholders shall share such costs and expenses in proportion to the aggregate of the proposed dollar adjustments resolved in favor of Parent compared to the aggregate of the proposed dollar adjustments resolved in favor of the Stockholders.
               (vi) For purposes of this Agreement, (1) the “Average Share Price” shall mean the average of the closing sales price of a share of Parent Common Stock, as reported on Nasdaq (as reported by an authoritative source), for the 20 trading-day period ending with the close of business (w) on the second Business Day preceding the Effective Time with respect to the Initial Payment, (x) on the first, second and third anniversary of the Closing Date, as applicable, with respect to the Earn-Out Payment due on the applicable date during the Earn-Out Period, (y) on the third and fourth anniversary of the Closing Date, as applicable, with respect to the Additional Earn-Out Payment due on the applicable date during the Additional Earn-Out Period, and (z) in the case of a Change in Control of Parent, on the date of closing of any such Change in Control of Parent, (2) “Gross Revenues” shall mean all commission, fee and other income generated from operation of IPC’s business, and (3) “Pre-Tax Net Income” shall mean Gross Revenues less expenses of IPC (other than income taxes). For purposes of determining

“Gross Revenues” and “Pre-Tax Net Income” hereunder, IPC shall include the revenues and expenses of Stone Capital Management, Inc., to the extent it has not been previously merged into IPC.
               (vii) The Stockholders understand that the Parent Common Stock that is distributed hereunder as the Initial Payment as well as the Parent Common Stock which may be distributed hereunder as the Earn-Out Payment and the Additional Earn-Out Payment, shall bear the following legend:
THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW, AND THESE SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. THESE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT WITH RESPECT THERETO UNDER SUCH ACT OR A WRITTEN OPINION OF COUNSEL REASONABLY SATISFACTORY TO FIRST COMMUNITY BANCSHARES, INC. THAT AN EXEMPTION FROM REGISTRATION FOR SUCH SALE, OFFER, TRANSFER, PLEDGE, HYPOTHECATION OR OTHER ASSIGNMENT IS AVAILABLE UNDER SUCH ACT AND SUCH STATE LAWS.
               (viii) Notwithstanding anything herein to the contrary, any Earn-Out Payment and Additional Earn-Out Payment due hereunder shall be reduced on a dollar for dollar basis by any liability or indemnification which Parent, the Bank or IPC becomes liable for as a result of transactions or actions taken by IPC or any of its employees prior to the Effective Time.
               (ix) Notwithstanding anything herein to the contrary, if a Change in Control of Parent shall have occurred, the Stockholders shall automatically be entitled to receive the Earn-Out Payment and the Additional Earn-Out Payment without satisfaction of the requirements set forth in Sections 2.01(b)(ii)(A) and 2.01(b)(iii)(A), provided that each of the Stockholders continue to remain employed with any successor to Parent to assist in a smooth and orderly transition for a period to be determined by the successor to Parent, which period shall not exceed six months and which shall be the same for each of the Stockholders. Under such circumstances, the Earn-Out Payment and Additional Earn-Out Payment shall be made to each of the Stockholders on the last day that each of the Stockholders are required to be employed by the successor to Parent as provided hereinabove.
     2.02 No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Parent Common Stock shall be issued in the Transaction. Each Stockholder who otherwise would have been entitled to a fraction of a share of Parent Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the applicable Average Share Price of the Parent Common Stock, rounded to the nearest whole cent. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.
     2.03 Withholding Rights. Parent shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to the Stockholders such amounts as Parent is required under the Code or any state, local or foreign tax law or regulation thereunder to deduct and withhold with respect to the making of such payment. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Stockholders by Parent.
     2.04 Effective Time; Closing. Subject to the satisfaction or waiver of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the consummation of the Transaction, but subject to the fulfillment or waiver of those conditions), the Transaction shall become effective upon the completion of the Closing (“Effective Time”). A closing (the “Closing”) shall take place immediately prior to the Effective Time at 10:00 a.m., Eastern Time, at the principal offices of Parent in Bluefield, Virginia, on the fifth business day following the receipt of all necessary regulatory or governmental approvals and consents and the expiration of all waiting periods in respect thereof, or at such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”). At the Closing, there shall be delivered to Parent and the Stockholders the opinions, certificates and other documents required to be delivered under Article VI hereof.
ARTICLE III
ACTIONS PENDING TRANSACTION
     3.01 Forbearances of IPC. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement or as Previously Disclosed, without the prior written consent of Parent, IPC will not and the Stockholders will not permit IPC to:
          (a) Ordinary Course. Conduct its business other than in the ordinary and usual course consistent with past practice or fail to use reasonable best efforts to preserve its business organization, keep available the present services of its employees and preserve for itself and Parent the goodwill of the customers and clients of IPC and others with whom business relations exist.
          (b) Capital Stock. Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of stock or any Rights or permit any additional shares of stock to become subject to grants of employee or director stock options or other Rights.
          (c) Dividends; Etc. (i) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of IPC Capital Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock.
          (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer or employee of IPC or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments).
          (e) Hiring. Hire any person as an employee of IPC or promote any employee.
          (f) Benefit Plans. Enter into, establish, adopt or amend, or make any contributions to any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer or employee of IPC or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

          (g) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, business or properties.
          (h) Acquisitions. Acquire (other than by way of acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.
          (i) Capital Expenditures. Make any capital expenditures.
          (j) Governing Documents. Amend the IPC Articles or the IPC Bylaws.
          (k) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by changes in laws or regulations or GAAP.
          (l) Contracts. Except as Previously Disclosed, enter into or terminate any Material Contract or amend or modify in any material respect any of its existing Material Contracts.
          (m) Claims. Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which IPC is or becomes a party after the date of this Agreement.
          (n) Operations. Enter into any new line of business; change its investment, underwriting, risk and asset liability management and other operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.
          (o) Derivatives Contracts. Enter into any Derivatives Contract.
          (p) Indebtedness. Incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.
          (q) Investment Securities. Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case, in the ordinary course of business consistent with past practice) any debt security or Equity Investment.
          (r) Investments in Real Estate. Make any investment or commitment to invest in real estate (other than by way of acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case, in the ordinary course of business consistent with past practice).
          (s) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Transaction set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement except as may be required by applicable law or regulation.

          (t) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
     3.02 Forbearances of Parent. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of IPC, Parent will not, and will cause each of its Subsidiaries not to:
          (a) Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Transaction set forth in Article VI not being satisfied or (iii) a material violation of any provision of this Agreement, except as may be required by applicable law or regulation.
          (b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES
     4.01 Disclosure Schedules. On or prior to the date hereof, Parent has delivered to IPC a schedule and IPC and the Stockholders have delivered to Parent a schedule (respectively, a “Disclosure Schedule”) setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Section 4.03, 4.04 or 4.05 or to one or more of its covenants contained in Article V; provided, however, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 4.02 and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that, absent such inclusion in the Disclosure Schedule, such item is or would be reasonably likely to result in a Material Adverse Effect.
     4.02 Standard. No representation or warranty of IPC and/or the Stockholders or Parent and the Bank contained in Sections 4.03, 4.04 or 4.05, respectively, shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances is inconsistent with any representation or warranty contained in Sections 4.03, 4.04 or 4.05, and has had or is reasonably likely to have a Material Adverse Effect on the party or parties making such representation or warranty.
     4.03 Representations and Warranties of IPC and the Stockholders. Subject to Sections 4.01 and 4.02, IPC and the Stockholders hereby represent and warrant to Parent:
          (a) Organization, Standing and Authority. IPC is duly organized, validly existing and in good standing as a corporation under the laws of the State of West Virginia. IPC is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. IPC has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as now conducted.

          (b) IPC Capital Stock. The authorized capital stock of IPC consists solely of 10,000 shares of IPC Capital Stock, of which 5,000 shares are issued and outstanding as of the date hereof. As of the date hereof, no shares of IPC Capital Stock were held in treasury by IPC or otherwise directly or indirectly owned by IPC. The outstanding shares of IPC Capital Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the outstanding shares of IPC Capital Stock have been issued in violation of the preemptive rights of any Person. There are no shares of IPC Capital Stock reserved for issuance, IPC does not have any Rights issued or outstanding with respect to IPC Capital Stock and IPC does not have any commitment to authorize, issue or sell any IPC Capital Stock or Rights.
          (c) No Subsidiaries.
               (i) IPC does not own beneficially, directly or indirectly, any Subsidiary.
               (ii) Except for securities and other interests held in a fiduciary capacity and beneficially owned by third parties or taken in consideration of debts previously contracted, IPC does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person or any interest in a partnership or joint venture of any kind.
          (d) Corporate Power. IPC has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and IPC has the corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the Transaction, subject to receipt of all necessary approvals of Governmental Authorities.
          (e) Corporate Authority. This Agreement and the Transaction have been authorized by all necessary corporate action of IPC and the IPC Board on or prior to the date hereof. IPC has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Parent and the Bank, this Agreement is a valid and legally binding obligation of IPC, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
          (f) Regulatory Approvals; No Defaults.
               (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by IPC in connection with the execution, delivery or performance by IPC of this Agreement or to consummate the Transaction.
               (ii) The execution, delivery and performance of this Agreement by IPC and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of IPC or to which IPC or any of its properties is subject or bound, (B) constitute a breach or violation of, or a default under, the IPC Articles or the IPC Bylaws or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

          (g) Financial Statements; Undisclosed Liabilities.
               (i) Each of the balance sheets contained in the IPC Financial Statements fairly presents, or will fairly present, the financial position of IPC as of its date, and each of the income statements in such IPC Financial Statements fairly presents, or will fairly present, the results of operations of IPC for the periods to which they relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.
               (ii) Since August 31, 2006, IPC has not incurred any liability other than in the ordinary course of business consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction).
               (iii) Since August 31, 2006, (A) IPC has conducted its businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the Transaction) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to IPC.
          (h) Litigation. No litigation, claim or other proceeding before any court or governmental agency is pending against IPC and, to IPC’s knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding. IPC is not a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect with respect to IPC.
          (i) Regulatory Matters.
               (i) Neither IPC nor any of its properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of it (collectively, the “IPC Regulatory Authorities”).
               (ii) IPC has not been advised by, nor does it have any knowledge of facts which could give rise to an advisory notice by, any IPC Regulatory Authority that such IPC Regulatory Authority is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
          (j) Compliance With Laws. IPC:
               (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business;
               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to IPC’s knowledge, no suspension or cancellation of any of them is threatened; and
               (iii) has received, since December 31, 2000, no notification or communication from any Governmental Authority (A) asserting that IPC is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to IPC’s knowledge, do any grounds for any of the foregoing exist).
          (k) Material Contracts; Defaults.
               (i) Except as Previously Disclosed, IPC is not a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) with respect to the employment of any directors, officers, employees or consultants, (B) which would entitle any present or former director, officer, employee or agent of IPC to indemnification from IPC, (C) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date of this Agreement, (D) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 60 days or less notice and involving the payment of more than $5,000 per annum or (E) which materially restricts the conduct of any business by IPC (collectively, “Material Contracts”). IPC has Previously Disclosed and made available to Parent true and correct copies of each such document.
               (ii) IPC is not in material default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default. No power of attorney or similar authorization given directly or indirectly by IPC is currently outstanding.
          (l) No Brokers. No action has been taken by IPC that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.
          (m) Employee Benefit Plans.
               (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of IPC (the “Employees”) and current or former directors of IPC including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), have been Previously Disclosed. True and complete copies of (A) all Benefit Plans including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Plans and all amendments thereto; (B) the most recent annual report (Form 5500), together with all schedules, as required, filed with the Internal Revenue Service (“IRS”) or Department of Labor (the “DOL”), as applicable, and any financial statements and opinions required by Section 103(e)(3) of ERISA with respect to each Benefit Plan; (C) for each Benefit Plan which is a “top-hat” plan, a copy of filings with the DOL; (D) the most recent determination letter issued by the IRS for each Benefit Plan; (E) the most recent summary plan description and any modifications for each Benefit Plan; (F) the most recent actuarial report, if any, relating to each Benefit Plan, and (G) the most recent actuarial valuation, study or estimate of any retiree medical and life insurance benefits plan or supplemental retirement benefits plan, have been provided or made available to Parent.
               (ii) Each Benefit Plan has been administered to date in all material respects in accordance with the applicable provisions of ERISA, the Code and applicable law and with the terms and provisions of all documents, contracts or agreements pursuant to which such Benefit Plan is maintained. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and IPC is not aware of any circumstances likely to result in revocation of any such favorable determination letter or the loss of the qualification of such Pension Plan under Section 401(a) of the Code. IPC has not received any correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, a Benefit Plan, or any agent representing any of the foregoing that brings into question the qualification of any such Benefit Plan. There is no material pending or, to IPC’s knowledge, threatened litigation relating to the Benefit Plans. IPC has not engaged in a transaction with respect to any Benefit Plan or Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject IPC to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. There are no matters pending before the IRS, DOL or other governmental agency with respect to any Benefit Plan. No Benefit Plan or related trust has been the subject of an audit, investigation or examination by a Governmental Authority.
               (iii) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by IPC with respect to any ongoing, frozen or terminated “single-employer plan,” within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by it or the single-employer plan of any entity which is considered one employer with IPC under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). IPC has not incurred, and does not expect to incur, any withdrawal liability with respect to a multiemployer plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate). No notice of a “reportable event,” within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan or by any ERISA Affiliate within the l2-month period ending on the date hereof or will be required to be filed in connection with the Transaction. Except as Previously Disclosed, there has been no termination or partial termination, as defined in Section 411(d) of the Code and the regulations thereunder, of any Pension Plan.
               (iv) All contributions required to be made under the terms of any Benefit Plan have been timely made or have been reflected on the financial statements of IPC included in the IPC Financial Statements. Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. IPC has not provided, and is not required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.
               (v) IPC has no obligations for retiree health and life benefits under any Benefit Plan, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the laws of any state or locality. IPC may amend or terminate any such Benefit Plan at any time without incurring any liability thereunder. No event or condition exists with respect to a Benefit Plan that could subject IPC to a material tax under Section 4980B of the Code.
               (vi) None of the execution of this Agreement or consummation of the Transaction will (A) entitle any employees of IPC to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Benefit Plans, (C) result in any breach or violation of, or a default under, any of the Benefit Plans or (D) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
               (vii) All required reports and descriptions (including but not limited to Form 5500 annual reports and required attachments, Forms 1099-R, summary annual reports, Forms PBGC-1 and summary plan descriptions) have been filed or distributed appropriately with respect to each Benefit Plan. All required tax filings with respect to each Benefit Plan have been made, and any taxes due in connection with such filings have been paid.
               (viii) No Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
               (ix) Each Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.
               (x) IPC does not maintain or participate in, and has not maintained or participated in, any multi-employer plans.
               (n) Labor Matters. IPC is not a party to and is not bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is IPC the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel IPC to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to IPC’s knowledge, threatened, nor is IPC aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.
               (o) Environmental Matters.
               (i) IPC is in compliance with applicable Environmental Laws; (ii) to IPC’s knowledge, no real property (including buildings or other structures) currently or formerly owned or operated by IPC has been contaminated with, or has had any release of, any Hazardous Substance except in compliance with Environmental Laws; (iii) IPC has no liability for any Hazardous Substance disposal or contamination on any third party property; (iv) IPC has not received any notice, demand letter, claim or request for information alleging any violation of, or liability under, any Environmental Law; (v) IPC is not subject to any order, decree, injunction or other agreement with any Governmental Authority or any third party relating to any Environmental Law; (vi) to IPC’s knowledge, there are no circumstances or conditions (including the presence of asbestos, underground storage tanks, lead products, polychlorinated biphenyls, prior manufacturing operations, dry-cleaning, or automotive services) involving IPC or any currently or formerly owned or operated property, that could reasonably be expected to result in any claims, liability or investigations against IPC or result in any restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law; and (vii) IPC has Previously Disclosed and made available to Parent copies of all environmental reports or studies, sampling data, correspondence and filings in its possession or reasonably available to it relating to IPC and any currently or formerly owned or operated property.
As used herein, the term “Environmental Laws” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (A) the protection or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance; and the term “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law, (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon or (C) any other substance which is the subject of regulatory action by any Governmental Authority in connection with any Environmental Law.
               (p) Tax Matters.
               (i) (A) All Tax Returns that are required to be filed on or before the Closing Date (taking into account any extensions of time within which to file which have not expired) by or with respect to IPC have been or will be timely filed on or before the Closing Date, (B) all such Tax Returns are or will be true and complete in all respects, (C) all Taxes due and payable by IPC have been timely paid in full, and adequate reserves or accruals for Taxes of IPC have been provided in the books and records of IPC in accordance with GAAP with respect to any period for which Taxes with respect to IPC are not yet due and owing, (D) all deficiencies asserted or assessments made as a result of examinations conducted by any taxing authority have been paid in full, (E) no material issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (A) are currently pending and (F) no statutes of limitation with respect to any Taxes of IPC have been waived by or on behalf of IPC.
               (ii) IPC has made available to Parent (A) true and correct copies of the U.S. federal, state local and foreign income and unincorporated Tax Returns filed by or on behalf of IPC for each of the three most recent fiscal years for which such returns have been filed and (B) any audit report issued within the last three years relating to Taxes due from or with respect to IPC, or its income, assets or operations. IPC has Previously Disclosed any income, franchise or unincorporated business Tax Returns filed by or on behalf of IPC which have been examined by any taxing authority.
               (iii) IPC has Previously Disclosed all types of Taxes paid and all types of Tax Returns filed by or on behalf of IPC relating to the Tax periods ending in 2003, 2004 and 2005 (to the extent any such Tax period ends on or before the Closing Date). No claim has been made by a taxing authority in a jurisdiction where IPC does not file Tax Returns that IPC is or may be subject to taxation by that jurisdiction.

               (iv) There are no audits or investigations by any taxing authority or proceedings in progress with respect to IPC, nor has IPC received any notice from any taxing authority that it intends to conduct such an audit or investigation.
               (v) IPC has complied in all respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has duly and timely withheld from employee salaries, wages and other compensation and has paid over to the appropriate taxing authorities all amounts required to be so withheld and paid over for all periods under all applicable laws.
               (vi) IPC is, and has been at all times since its formation, a corporation for all U.S. federal, state and local income tax purposes. IPC is not a partner of any entity treated as a partnership for U.S. federal income tax purposes. IPC does not have a permanent establishment in any country other than the United States under any applicable Tax treaty between the United States and such other country.
               (vii) No transaction contemplated by this Agreement is subject to withholding of any Tax under the Code.
               (viii) There are no liens or other encumbrances on any of the assets of IPC that arose in connection with any failure (or alleged failure) to pay any Tax.
               (ix) No closing agreements, extensions of time within which to file any Tax Return, private letter rulings (or comparable rulings), technical advice memoranda or similar agreements or rulings have been entered into, requested of or issued by any taxing authority with respect to IPC.
               (x) IPC is not, and has not been, a United States real property holding corporation within the meaning of Section 897(c) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, no transaction contemplated by this Agreement is subject to withholding under Section 1445 of the Code, and no stock transfer Taxes, sales Taxes, use Taxes or real estate transfer or gains Taxes will be imposed on the Transaction contemplated by this Agreement.
               (xi) IPC has not filed a consent pursuant to Section 341(f) of the Code.
               (xii) IPC will not be required to include any adjustment in taxable income for any period ending after the Closing Date under Section 481 of the Code (or under any similar provision of the Tax laws of any jurisdiction) as a result of a change in the method of accounting for a period ending on or before the Closing Date or pursuant to an agreement with any Tax authority with regard to the Tax liability of IPC for any period ending on or before the Closing Date. No item of income or gain reported by IPC for financial accounting purposes in any period ending before the Closing is require to be included in income for Tax purposes in any period ending after the Closing Date.
               (xiii) IPC does not have any net operating losses or other tax attributes currently subject to limitation under Sections 382, 383 or 384 of the Code.
               (xiv) IPC is not a party to any Tax sharing or similar agreement or arrangement (whether or not written) with any person.

               (xv) IPC is not and has not been a member of an affiliated group, as defined in Section 1504(a) of the Code (or any similar group defined under a similar provision of foreign, state or local law).
               (q) Risk Management Instruments. IPC is not a party to and has not agreed to enter into an exchange traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on its balance sheet and is a derivatives contract (including various combinations thereof) (each, a “Derivatives Contract”) nor does IPC own securities that (i) are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes” or “capped floating rate mortgage derivatives” or (ii) are likely to have changes in value as a result of interest or exchange rate changes that significantly exceed normal changes in value attributable to interest or exchange rate changes.
               (r) Properties. All real and personal property owned by IPC or presently used by it in its business is in an adequate condition (ordinary wear and tear excepted) and is sufficient to carry on its business in the ordinary course of business consistent with its past practices. IPC has good and marketable title free and clear of all Liens to all of the material properties and assets, real and personal, reflected on the balance sheet of IPC as of August 31, 2006, included in the IPC Financial Statements or acquired after such date, other than properties sold by IPC in the ordinary course of business, except as reflected on the balance sheet of IPC as of August 31, 2006 included in the IPC Financial Statements or as Previously Disclosed. All real and personal property which is material to IPC’s business and leased or licensed by IPC is held pursuant to leases or licenses which are valid and enforceable in accordance with their respective terms and such leases will not terminate or lapse prior to the Effective Time.
               (s) Intellectual Property. IPC owns or possesses valid and binding licenses and other rights to use without payment of any material amount all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in its businesses, all of which have been Previously Disclosed by IPC, and IPC has not received any notice of conflict with respect thereto that asserts the right of others. IPC has performed in all material respects all the obligations required to be performed by it and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing.
               (t) Fiduciary Accounts. IPC has properly administered all accounts for which it acts as a fiduciary, including but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither IPC, nor any of its directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.
               (u) Books and Records. The books and records of IPC are being maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect in all material respects all dealings and transactions in respect of the business, assets, liabilities and affairs of IPC.
               (v) Insurance. IPC has Previously Disclosed all of the material insurance policies, binders, or bonds currently maintained by IPC (“Insurance Policies”). IPC is insured with reputable insurers against such risks and in such amounts as the management of IPC reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; IPC is not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

               (w) Transactions With Affiliates. There are no existing or pending transactions, nor are there any agreements or understandings, with any shareholders, directors, officers, or employees of IPC, or any person or entity affiliated with it (collectively, “Affiliates”), relating to, arising from or affecting IPC, including without limitation, any transactions, arrangements or understandings relating to the purchase or sale of goods or services, the lending of monies or the sale, lease or use of any assets of IPC, with or without adequate compensation, in any amount whatsoever. No existing or former shareholder, director, officer or employee of IPC has any claims against or disputes with IPC which could result in the imposition of any liability or judgment against IPC.
               (x) Transactions in Securities. All offers and sales of IPC Capital Stock by IPC were at all relevant times exempt from or complied with the registration requirements of the Securities Act.
               (y) Ineligible Persons. Neither IPC nor any “affiliated person” (as defined in the Investment Company Act) thereof is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company. Neither IPC nor any “associated person” (as defined in the Advisers Act) thereof is ineligible pursuant to Section 203 of the Advisers Act to serve as a registered investment adviser or as an associated person to a registered investment adviser.
               (z) Disclosure. The representations and warranties contained in this Section 4.03, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4.03 not misleading.
          4.04 Representations and Warranties of the Stockholders. Subject to Sections 4.01 and 4.02, the Stockholders hereby severally represent and warrant to Parent as follows:
               (a) Title of Shares. All of the issued and outstanding shares of IPC Common Stock are now, and at all times until the Effective Time will be, owned of record and beneficially by the Stockholders in the amounts and the percentages set forth in Section 4.04(a) of IPC’s Disclosure Schedule. Each Stockholder has good and marketable title to the shares of IPC Capital Stock owned by him, free and clear of all Liens and such stock is not subject to any restrictions on transferability.
               (b) Agreement to Convey. The Stockholders will convey or cause to be conveyed to the Parent on the Closing Date a certificate or certificates representing their shares of IPC Capital Stock in exchange for whole shares of Parent Common Stock, plus cash in lieu of any fractional share interest, in accordance with this Agreement.
               (c) Authorized and Effective Agreement. Each Stockholder has the full legal right, capacity and power and all authority and approval required to enter into, execute and deliver this Agreement and to perform and consummate fully his obligations hereunder. This Agreement has been duly and validly executed and delivered by each Stockholder and is legally binding upon and enforceable against each Stockholder in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
               (d) No Conflict. Neither the execution nor delivery of this Agreement nor the consummation of the Transaction will conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation of any Lien on the shares of IPC Capital Stock of the Stockholders under any agreement, instrument, order, judgment or decree to which any Stockholder is a party, is bound or is subject and no further action is required to be taken by such Stockholder, nor is it necessary for any Stockholder to obtain any action, approval or consent by or from any third persons or Governmental Authority, to enable such Stockholder to enter into or perform his obligations under this Agreement.
               (e) Special Securities Law Representations of the Stockholders.
               (i) Each Stockholder is acquiring the shares of Parent Common Stock solely for his own account, for investment and not with a view to sale or distribution thereof or any portion or component thereof, and such Stockholder will not sell, offer to sell or otherwise dispose of or distribute the shares of Parent Common Stock or any portion or component thereof in any transaction other than a transaction complying with the registration requirements of the Securities Act and applicable state securities or blue sky laws, or pursuant to an exemption therefrom.
               (ii) Each Stockholder is an “accredited investor,” as defined in SEC Rule 501 under the Securities Act.
               (iii) Each Stockholder has received a copy of Parent’s (i) Annual Report on Form 10-K for the year ended December 31, 2005 and (ii) Quarterly Report on Form 10-Q for the nine months ended September 30, 2006, has reviewed such documents carefully and has had an opportunity to otherwise obtain any additional information as he has requested through discussions with representatives of the Parent. Each Stockholder is sufficiently experienced in financial and business matters to be capable of evaluating, alone or together with a qualified financial adviser retained by the Stockholder prior to the date hereof for the purpose, the merits and risk of his investment and to make an informed decision relating hereto.
     4.05 Representations and Warranties of Parent and the Bank. Subject to Sections 4.01 and 4.02, Parent and the Bank hereby represent and warrant to IPC as follows:
               (a) Organization, Standing and Authority. Parent is duly organized, validly existing and in good standing under the laws of the State of Nevada. Parent is duly qualified to do business and is in good standing in each jurisdiction where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Parent has in effect all federal, state, local and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.
               (b) Parent Stock.
               (i) As of the date hereof, the authorized capital stock of Parent consists solely of 25,000,000 shares of Parent Common Stock, of which 11,499,018 shares were issued and outstanding as of June 30, 2006, and 1,000,000 shares of Parent Preferred Stock, of which no shares were issued and outstanding as of the date hereof. The outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid and non-assessable, and none of the shares of Parent Common Stock have been issued in violation of the preemptive rights of any Person. As of the date hereof, there are no Rights authorized, issued or outstanding with respect to the capital stock of Parent, except for shares of Parent Common Stock issuable pursuant to the Parent Benefit Plans and by virtue of this Agreement.
               (ii) The shares of Parent Common Stock to be issued in exchange for shares of IPC Capital Stock in the Transaction, when issued in accordance with the terms of this

Agreement, will be duly authorized, validly issued, fully paid and nonassessable and the issuance thereof is not subject to any preemptive right.
               (c) The Bank.
               (i) The Bank has been duly organized and is validly existing in good standing under the laws of the United States and is duly qualified to do business and is in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. The Bank is duly licensed by the OCC and its deposits are insured by the FDIC in the manner and to the maximum extent provided by law.
               (ii) As of the date hereof, (A) Parent owns, directly or indirectly, all the issued and outstanding equity securities of the Bank, (B) no equity securities of the Bank are or may become required to be issued (other than to Parent) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which the Bank is or may be bound to sell or otherwise transfer any of its equity securities (other than to Parent or any of its wholly-owned Subsidiaries) and (D) there are no contracts, commitments, understandings, or arrangements relating to Parent’s right to vote or to dispose of such securities.
               (d) Corporate Power. Each of Parent and the Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Parent and Bank have the corporate power and authority to execute, deliver and perform their respective obligations under this Agreement and to consummate the Transaction, subject to the receipt of all necessary approvals of Governmental Authorities.
               (e) Corporate Authority. This Agreement and the Transaction have been authorized by all necessary corporate action of Parent, the Parent Board, the Bank and the Bank Board. This Agreement has been duly executed and delivered by Parent and the Bank and, assuming due authorization, execution and delivery by IPC and the Stockholders, this Agreement is a valid and legally binding agreement of Parent and the Bank enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.
               (f) Regulatory Approvals; No Defaults.
               (i) No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Parent or any of its Subsidiaries in connection with the execution, delivery or performance by Parent and the Bank of this Agreement or to consummate the Transaction, except for filings of applications or notices with and approvals by the OCC, as required.
               (ii) Subject to receipt of the approvals or the notice filings referred to in the preceding paragraph and expiration of any related waiting periods, the execution, delivery and performance of this Agreement by Parent and the Bank and the consummation of the Transaction do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Parent or of any of its Subsidiaries or to which Parent or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the articles of incorporation or bylaws (or similar governing documents) of Parent or any of its

Subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.
               (g) Financial Reports and Securities Documents; Material Adverse Effect.
               (i) Parent’s Annual Report on Form 10-K for the year ended December 31, 2005 and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it subsequent to December 31, 2001 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act in the form filed or to be filed (collectively, Parent’s “Securities Documents”) with the SEC, as of the date filed or to be filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date; and each of the consolidated balance sheets contained in or incorporated by reference into any such Securities Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of income and changes in Stockholders ’ equity and cash flows or equivalent statements in such Securities Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the consolidated results of operations, changes in Stockholders ’ equity and cash flows, as the case may be, of Parent and its Subsidiaries for the periods to which they relate, in each case, in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein.
               (ii) Since September 30, 2006, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of this Section 4.05 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Parent.
               (h) Litigation. Except as described in Parent’s Securities Documents, (A) no litigation, claim or other proceeding before any court or governmental agency is pending against Parent or its Subsidiaries and, to Parent’s knowledge, no such litigation, claim or other proceeding has been threatened and there are no facts which could reasonably give rise to such litigation, claim or other proceeding, and (B) neither Parent nor any of its Subsidiaries is a party to any order, judgment or decree which has or could reasonably be expected to have a Material Adverse Effect with respect to Parent.
               (i) No Brokers. No action has been taken by Parent or its Subsidiaries that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the Transaction.
               (j) Regulatory Matters.
               (i) Neither Parent nor any of its Subsidiaries nor any of any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with their supervision or regulation (collectively, the “Parent Regulatory Authorities”). Parent and its Subsidiaries have paid all assessments made or imposed by any Parent Regulatory Authority.

               (ii) Neither Parent nor any its Subsidiaries has been advised by, and do not have any knowledge of facts which could give rise to an advisory notice by, any Parent Regulatory Authority that such Parent Regulatory Authority is contemplating issuing or requesting any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.
               (k) Compliance With Laws. Each of Parent and its Subsidiaries:
               (i) is in material compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such business;
               (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Parent’s knowledge, no suspension or cancellation of any of them is threatened; and
               (iii) has received, since December 31, 2001, no notification or communication from any Governmental Authority (A) asserting that Parent or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Parent’s knowledge, do any grounds for any of the foregoing exist).
               (l) Disclosure. The representations and warranties contained in this Section 4.05, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 4.05 not misleading.
ARTICLE V
COVENANTS
          5.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of IPC, the Stockholders, Parent and the Bank agrees to use his or its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Transaction as promptly as practicable and otherwise to enable consummation of the Transaction, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other party hereto to that end.
          5.02 Covenants of the Stockholders. The Stockholders covenant and agree that (i) each Stockholder’s execution and delivery of this Agreement shall constitute such Stockholder’s approval and consent of the Agreement and the Transaction; and (ii) each Stockholder shall not, prior to the Effective Time or the earlier termination of this Agreement in accordance with its terms, sell, pledge, transfer or otherwise dispose of the Stockholder’s shares of IPC Capital Stock.

          5.03 Regulatory Filings.
               (a) Each of Parent, the Bank, IPC and the Stockholders shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Transaction; and any initial filings with Governmental Authorities shall be made by Parent as soon as reasonably practicable after the execution hereof. Each of Parent and IPC shall have the right to review in advance, and, to the extent practicable, each shall consult with the other, in each case, subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any Governmental Authority in connection with the Transaction. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other parties hereto with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Transaction, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Transaction.
               (b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its Subsidiaries (if applicable), directors, officers and stockholders, and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their Subsidiaries (if applicable) to any third party or Governmental Authority.
          5.04 Press Releases. IPC and Parent shall consult with each other before issuing any press release with respect to the Transaction or this Agreement and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable under the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law or, in the case of Parent, the rules or regulations of Nasdaq. IPC and Parent shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to the Transaction as reasonably requested by the other party.
          5.05 Access; Information.
               (a) IPC agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford Parent and Parent’s officers, employees, counsel, accountants and other authorized representatives such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties and personnel of IPC and to such other information relating to IPC as Parent may reasonably request and, during such period, it shall furnish promptly to Parent all information concerning the business, properties and personnel of IPC as Parent may reasonably request.
               (b) Parent agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford IPC and its authorized representatives such access to Parent’s personnel as IPC may reasonably request.
               (c) Each party agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 5.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the Transaction. Subject to the requirements of law, each party shall keep confidential, and shall cause its representatives to keep confidential, all information and documents obtained pursuant to this Section 5.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from publicly available sources. In the event that this Agreement is terminated or the Transaction shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by any party of the business and affairs of any other party shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the Transaction.
          5.06 Acquisition Proposals. IPC agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving IPC, or any purchase of all or substantially all of the assets of IPC or more than 10% of the outstanding equity securities of IPC (any such proposal or offer being hereinafter referred to as an “Acquisition Proposal”). IPC further agrees that it shall not, and that it shall direct and use its reasonable best efforts to cause its directors, officers, employees, agents and representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. IPC agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposals. IPC agrees that it will notify Parent if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, IPC or any of its representatives.
          5.07 Indemnification.
               (a) From and after the Effective Time, the Stockholders shall severally indemnify and hold harmless the Parent and the Bank against all losses, claims, damages, liabilities and expenses (including reasonable attorneys’ fees) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters involving IPC or the Stockholders existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time.
               (b) Any indemnified party wishing to claim indemnification under Section 5.07(a) upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Stockholders, but the failure to so notify shall not relieve the Stockholders of any liability it may have to such indemnified party if such failure does not materially prejudice the Stockholders. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) the Stockholders shall have the right to assume the defense thereof and the Stockholders shall not be liable to such indemnified parties for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified parties in connection with the defense thereof, except that if the Stockholders elects not to assume such defense or counsel for the indemnified parties advises that there are issues which raise conflicts of interest between the Stockholders and the indemnified parties, the indemnified parties may retain counsel which is reasonably satisfactory to the Stockholders, and the

Stockholders shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the indemnified parties (which may not exceed one firm in any jurisdiction), (ii) the indemnified parties will cooperate in the defense of any such matter, and (iii) the Stockholders shall not be liable for any settlement effected without its prior written consent.
          5.08 Benefit Plans.
               (a) As soon as administratively practicable after the Effective Time, Parent shall take all reasonable action so that employees of IPC shall be entitled to participate in each employee benefit plan, program or arrangement of Parent of general applicability (the “Parent Benefit Plans”) to the same extent as similarly-situated employees of Parent and its Subsidiaries (it being understood that inclusion of the employees of IPC in the Parent Benefit Plans may occur at different times with respect to different plans), provided, however, that nothing contained herein shall require Parent or any of its Subsidiaries to make any grants to any former employee of IPC under any discretionary equity compensation plan of Parent. Parent shall cause each Parent Benefit Plan in which employees of IPC are eligible to participate to recognize, for purposes of determining eligibility to participate in, the vesting of benefits and for all other purposes (but not for accrual of pension benefits) under the Parent Benefit Plans, the service of such employees with IPC to the same extent as such service was credited for such purpose by IPC, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of Parent to amend or terminate any of IPC’s Benefit Plans in accordance with their terms at any time.
               (b) Effective as of the Effective Time, Ronald L. Campbell shall have entered into an employment agreement with IPC, the form of which is set forth as Annex A hereto.
          5.09 Restrictions Respecting Competing Businesses and Confidential Information.
               (a) Each of the Stockholders acknowledge and agree that by virtue of the Stockholder’s position and involvement with the business and affairs of IPC and, after the Transaction, with IPC and the Bank, the Stockholder has and will develop substantial expertise and knowledge with respect to all aspects of the Bank’s and IPC’s business, affairs and operations and will have access to all significant aspects of the business and operations of the Bank and IPC and to Confidential and Proprietary Information.
               (b) Each of the Stockholders hereby covenant and agree that, for so long as the Stockholder is employed by IPC and thereafter, unless otherwise authorized by the Bank or IPC in writing, the Stockholder shall not, directly or indirectly, under any circumstance: (i) disclose to any other Person or entity (other than in the regular course of business of the Bank and IPC) any Confidential and Proprietary Information, other than pursuant to applicable law, regulation or subpoena or with the prior written consent of the Bank and IPC; (ii) act or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information; (iii) use any Confidential and Proprietary Information other than for the sole and exclusive benefit of the Bank and IPC; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any Confidential and Proprietary Information. Following each Stockholder’s employment with IPC, the Stockholder shall return all documents, records and other items containing any Confidential and Proprietary Information to the Bank or IPC (regardless of the medium in which maintained or stored).
               (c) During the Covered Period, Mr. Campbell shall not, directly or indirectly,

               (i) manage, own, advise, operate, control or participate in any Competing Business within twenty-five (25) miles of any location where the Bank, IPC or an Affiliate is engaged in a similar business, or
               (ii) induce, encourage or influence any Person that at that time has a business relationship with the Bank, IPC, or any Affiliate thereof, to discontinue or reduce the extent of such relationship.
     For purposes of this Agreement, Mr. Campbell shall be deemed, directly or indirectly, participating in a business if he is engaged or interested in that business as a stockholder, director, officer, or executive, agent, partner, individual proprietor, consultant, advisor or otherwise, but not if Mr. Campbell’s interest is limited solely to the ownership of not more than 5% of the securities of any class of equity securities of a corporation or other Person whose shares are listed or admitted to trade on a national securities exchange or are quoted on the Nasdaq Global Market or a similar means if the Nasdaq Global Market is no longer providing such information.
               (d) While Mr. Campbell is employed by IPC and for one (1) year after the termination of Mr. Campbell’s employment with IPC, Mr. Campbell shall not hire, or solicit or attempt to solicit for hire a Covered Employee, encourage another Person to hire a Covered Employee, or otherwise seek to adversely influence or alter such Covered Employee’s relationship with IPC, the Bank or any of their Affiliates (except during Mr. Campbell’s employment with IPC, when acting on the good faith belief that ending the Covered Employee’s employment would be in IPC’s best interest).
               (e) Mr. Campbell acknowledges that as a result of his employment with IPC, Mr. Campbell has held and will continue to hold a position of the highest trust in which he comes to know IPC’s employees, its customers and its Confidential and Proprietary Information, as well as that of the Bank and its Affiliates. Mr. Campbell agrees that the provisions of Section 5.09 (c) and (d) hereof are necessary to protect IPC legitimate business interests. Mr. Campbell warrants that these provisions will not unreasonably interfere with his ability to earn a living or to pursue his occupation after his employment ends for any reason. Mr. Campbell agrees to promptly notify IPC of the name and address of any Person or entity to which he provides services during the Covered Period and authorizes IPC, after consultation with him as to the form and content of any such notice, to notify that entity of his obligations under this Agreement.
               (f) Each of the Stockholders hereto agrees that nothing in this Agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide IPC with any broader, further or other remedy or protection than those provided herein.
               (g) Because the breach of any of the provisions of this Section 5.09 will result in immediate and irreparable injury to the Bank and IPC for which the Bank and IPC will not have an adequate remedy at law, the Bank and IPC shall be entitled, in addition to all other rights and remedies, to seek a decree of specific performance of the restrictive covenants contained in this Section 5.09 and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.
          5.10 Notification of Certain Matters. Each of IPC and Parent shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

ARTICLE VI
CONDITIONS TO CONSUMMATION OF THE TRANSACTION
          6.01 Conditions to Each Party’s Obligation to Effect the Transaction. The respective obligation of each of the parties hereto to consummate the Transaction is subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:
               (a) Regulatory Approvals. All regulatory approvals required to consummate the Transaction shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Parent Board reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Transaction to such a degree that Parent would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.
               (b) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Transaction.
          6.02 Conditions to Obligations of IPC and the Stockholders. The obligations of IPC and the Stockholders to consummate the Transaction is also subject to the fulfillment or written waiver by IPC prior to the Closing Date of each of the following conditions:
               (a) Representations and Warranties. The representations and warranties of Parent and the Bank set forth in this Agreement, subject in all cases to the standard set forth in Section 4.02, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and IPC shall have received a certificate, dated the Closing Date, signed on behalf of Parent and the Bank by the Chief Executive Officer and the Chief Financial Officer of both Parent and the Bank to such effect.
               (b) Performance of Obligations of Parent and the Bank. Parent and the Bank shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and IPC shall have received a certificate, dated the Closing Date, signed on behalf of Parent and the Bank by the Chief Executive Officer and the Chief Financial Officer of both Parent and the Bank to such effect.
               (c) Other Actions. Parent and the Bank shall have furnished IPC with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.02 as IPC may reasonably request.
          6.03 Conditions to Obligations of Parent and the Bank. The obligations of Parent and the Bank to consummate the Transaction are also subject to the fulfillment or written waiver by Parent prior to the Closing Date of each of the following conditions:
               (a) Representations and Warranties. The representations and warranties of IPC and the Stockholders set forth in this Agreement, subject in all cases to the standard set forth in Section 4.02, shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Parent shall have received (i) a certificate, dated the Closing Date, signed on behalf of IPC by the President and the Chief Financial Officer of IPC to such effect, and (ii) a certificate, dated the Closing Date, signed by each of the Stockholders.
               (b) Performance of Obligations of IPC and the Stockholders. IPC and the Stockholders shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Parent shall have received (i) a certificate, dated the Closing Date, signed on behalf of IPC by the President and the Chief Financial Officer of IPC to such effect, and (ii) a certificate, dated the Closing Date, signed by each of the Stockholders.
               (c) Employment Agreement. Ronald L. Campbell and IPC shall have executed the employment agreement required by Section 5.08(b) hereof.
               (d) Acquisition of Real Estate. As of the Effective Time, the Bank shall have acquired from Zane P. Campbell for cash consideration of $200,000 and terms otherwise acceptable to it in its sole discretion, good and unencumbered title to that certain parcel of real estate identified in Schedule 6.03(d) of IPC’s Disclosure Schedule.
               (e) Termination of Independent Sales Associate Agreement. As of the Effective Time, IPC shall have terminated that certain Independent Sales Associate Agreement dated July 16, 2001 between Ronald L. Campbell and Raymond James Financial Services, Inc.
               (f) Execution of Non-Deposit Investment Product and Brokerage Services Networking Agreement. As of the Effective Time, the Bank shall enter into a Non-Deposit Investment Product and Brokerage Services Networking Agreement with Raymond James Financial Services, Inc. in the form set forth as Appendix A hereto.
               (g) Other Actions. IPC and the Stockholders shall have furnished Parent with such certificates of its officers (as applicable) or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.01 and 6.03 as Parent may reasonably request.
ARTICLE VII
TERMINATION
          7.01 Termination. This Agreement may be terminated, and the Transaction may be abandoned:
               (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Parent, the Bank, IPC and the Stockholders.
               (b) Breach. At any time prior to the Effective Time, by Parent and the Bank on the one hand or IPC and the Stockholders on the other hand, in the event of: (i) a breach by Parent and the Bank on the one hand or IPC and the Stockholders on the other hand, as the case may be, of any representation or warranty contained herein (subject to the standard set forth in Section 4.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach; or (ii) a breach by Parent and the Bank on the one hand or IPC and the Stockholders on the other hand, as the case may be, of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party or parties of such breach, which breach (whether under (i) or (ii)) would be reasonably expected, individually or in the aggregate with other breaches, to result in a Material Adverse Effect with respect to Parent or IPC, as the case may be.
               (c) Delay. At any time prior to the Effective Time, by Parent and the Bank on the one hand or IPC and the Stockholders on the other hand, in the event that the Transaction is not consummated by December 15, 2006, except to the extent that the failure of the Transaction then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section
7.01(c).
               (d) No Regulatory Approval. By Parent and the Bank on the one hand or IPC and the Stockholders on the other hand, in the event the approval of any Governmental Authority required for consummation of the Transaction shall have been denied by final nonappealable action of such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.
               (e) Due Diligence. By Parent and the Bank in the event the results of Parent’s investigation of the business, operations, assets, liabilities, capital, prospects, investments, affairs, condition (financial or otherwise) of IPC are not satisfactory to Parent in its sole discretion, whether or not any of the foregoing would constitute a Material Adverse Effect.
          7.02 Effect of Termination and Abandonment.
               (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except as set forth in this Section 7.02 and Section 7.01.
               (b) If this Agreement is terminated by either Parent or the Bank on the one hand or IPC or the Stockholders on the other hand, due to a breach of a representation, warranty, covenant or undertaking, the party or parties committing such breach shall be liable to the other party or parties for the expenses of such other party or parties, without prejudice to any other rights or remedies as may be available to the non-breaching party or parties.
ARTICLE VIII
MISCELLANEOUS
          8.01 Survival. The representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time.
          8.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time by an agreement in writing among the parties hereto executed in the same manner as this Agreement.
          8.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

          8.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Nevada applicable to contracts made and to be performed entirely within such State.
          8.05 Expenses . Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of its own financial consultants, accountants and counsel.
          8.06 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.
If to IPC to:
Investment Planning Consultants, Inc.
1707 Jefferson Street
Bluefield, Virginia 24701
Attention: Mr. Ronald L. Campbell,
                               President
                     Fax: (304) 325-7620
If to the Stockholders to:
     Ronald L. Campbell
Michael S. Patton
     Samuel G. Hill
     Kirstin N. Chmara
     c/o Investment Planning Consultants, Inc.
1707 Jefferson Street
Bluefield, West Virginia 24701
     Fax: (304) 325-7620
If to Parent or the Bank to:
First Community Bancshares, Inc.
One Community Place
Bluefield, West Virginia 24605
Attention:           John M. Mendez, President
                           and Chief Executive Officer
Fax: (276) 326-9010
With a copy to:
Patton Boggs LLP
2550 M Street, NW

Washington, DC 20037
Attention:            Norman B. Antin, Esq.
                            Jeffrey D. Haas, Esq.
Fax: (202) 457-6315
          8.07 Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of the parties hereto and thereto with reference to the Transaction, and this Agreement supersedes any and all other oral or written agreements heretofore made. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.
          8.08 Severability. Except to the extent that application of this Section 8.08 would have a Material Adverse Effect on IPC or Parent, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.
          8.09 Enforcement of the Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
          8.10 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Whenever the words “as of the date hereof” are used in this Agreement, they shall be deemed to mean the day and year first above written (November 30, 2006).
          8.11 Assignment. No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties. Notwithstanding the foregoing, the employment agreement required by Section 5.08(b) hereof may be assigned in accordance with its terms. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
          8.12 Representation. Each party hereto acknowledges that (a) Parent and the Bank retained Patton Boggs LLP to represent Parent and the Bank in connection with this Agreement and the Transaction related hereto, (b) the interests of Parent and the Bank may not necessarily coincide with the interests of other parties, (c) Patton Boggs LLP does not represent any party other than Parent and the Bank and (d) each other party has consulted with, or has had an opportunity to consult with, its own legal counsel and has not relied on Patton Boggs LLP for legal counsel in connection with this Agreement and the Transaction related hereto.

          8.13 Alternative Structure. Notwithstanding any provision of this Agreement to the contrary, Parent may at any time modify the structure of the acquisition of IPC set forth herein, subject to the prior written consent of IPC and the Stockholders, which consent shall not be unreasonably withheld or delayed, provided that (i) the Transaction Consideration to be paid to the holders of IPC Capital Stock is not thereby changed in kind or reduced in amount as a result of such modification and (ii) such modification will not materially delay or jeopardize receipt of any required approvals of Governmental Authorities.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

FIRST COMMUNITY BANCSHARES, INC.

By:

Name:	John M. Mendez
Title:	President and Chief Executive Officer

FIRST COMMUNITY BANK, NATIONAL ASSOCIATION

By:

Name:	John M. Mendez
Title:	Executive Vice President

INVESTMENT PLANNING CONSULTANTS, INC.

By:

Name:	Ronald L. Campbell
Title:	President

RONALD L. CAMPBELL

MICHAEL S. PATTON

SAMUEL G. HILL

KIRSTIN N. CHMARA

ANNEX A
EMPLOYMENT AGREEMENT
     EMPLOYMENT AGREEMENT (“Agreement”), dated this 30th day of November 2006, by and between RONALD L. CAMPBELL (the “Executive”), FIRST COMMUNITY BANK, N.A. (the “Bank”) and Investment Planning Consultants, Inc. (“IPC”).
W I T N E S S E T H
     WHEREAS, Executive has been employed by IPC as its President.
     WHEREAS, the Bank has agreed to purchase all of the outstanding common stock of IPC and to hold IPC as a subsidiary of the Bank, and has made the Executive entering into this Agreement a condition to closing such purchase;
     NOW, THEREFORE, in consideration of the mutual covenants herein set forth, Executive, the Bank and IPC do agree to the terms of employment as follows:
     1. Relinquishment of Entitlements Under Prior Employment Agreement. The Executive hereby agrees to relinquish in all respects all amounts that may be due and owing under any prior employment agreement between Executive and IPC or any predecessor entities to IPC.
     2. Definitions. The following words and terms shall have the meanings set forth below for the purposes of this Agreement:
          (a) Affiliate. Affiliate of any person or entity means any stockholder or person or entity controlling, controlled by under common control with such person or entity, or any director, officer or key executive of such entity or any of their respective relative. For purposes of this definition, “control”, when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contracting or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.
          (b) Base Salary. “Base Salary” shall have the meaning set forth in Section 4(a) hereof.
          (c) Cause. Termination of the Executive’s employment for “Cause” shall mean termination because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease-and-desist order or material breach of any provision of this Agreement.
          (d) Code. “Code” shall mean the Internal Revenue Code of 1986, as amended.
          (e) Competing Business. Competing Business shall mean within the geographic area set forth in Section 7(c) hereof any asset management business or enterprise in which the Bank or IPC is directly or indirectly engaged in which during the twelve (12) months prior to the Date of Termination the Executive has been involved or had access to Confidential and Proprietary Information.

          (f) Confidential and Proprietary Information. Confidential and Proprietary Information shall mean any and all (i) confidential or proprietary information or material not in the public domain about or relating to the business, operations, assets or financial condition of the Bank, IPC or any Affiliate of the Bank, IPC or any of the Banks’, IPC’s or any such Affiliate’s trade secrets; and (ii) information, documentation or material not in the public domain by virtue of any action by or on the part of the Executive, the knowledge of which gives or may give the Bank, IPC or any Affiliate of the Bank or IPC an advantage over any person not possessing such information. For purposes hereof, the term Confidential and Proprietary Information shall not include any information or material (i) that is known to the general public other than due to a breach of this Agreement by the Executive or (ii) was disclosed to the Executive by a person who the Executive did not reasonably believe was bound to a confidentiality or similar agreement with the Employers.
          (g) Covered Period. “Covered Period” shall mean twenty-four (24) months after the Executive’s employment ends for any reason other than IPC’s non renewal of the Term of Employment of this Agreement as provided in Section 3(a), provided that IPC continues to pay any amounts owing to the Executive under Section 6(d) hereof.
          (h) Date of Termination. “Date of Termination” shall mean (i) if the Executive’s employment is terminated for Cause or for Disability, the date specified in the Notice of Termination, and (ii) if the Executive’s employment ends for any other reason, the date on which a Notice of Termination is given or as specified in such Notice.
          (i) Disability. Termination by IPC of the Executive’s employment based on “Disability” shall mean termination because of any physical or mental impairment which qualifies the Executive for disability benefits under the applicable long-term disability plan maintained by the Bank or IPC or, if no such plan applies, which would qualify the Executive for disability benefits under the Federal Social Security System.
          (j) Notice of Termination. Any purported termination of the Executive’s employment by IPC for any reason, including without limitation for Cause or Disability, or by the Executive for any reason, shall be communicated by written “Notice of Termination” to the other party hereto. For purposes of this Agreement, a “Notice of Termination” shall mean a dated notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, (iii) specifies a Date of Termination, which shall be not less than thirty (30) nor more than ninety (90) days after such Notice of Termination is given, except in the case of IPC’s termination of Executive’s employment for Cause, which shall be effective immediately; and (iv) is given in the manner specified in Section 14 hereof.
          (k) Person. “Person” shall have the same meaning as that term is applies in Sections 13(d) and 14(d) of the Exchange Act.
          (l) Separation from Service. The termination, whether voluntary or involuntary, of the Executive’s employment with IPC for reasons other than death. Whether a Separation from Service takes place is determined based on the facts and circumstances surrounding the termination of the Executive’s employment and whether IPC and the Executive intended for the Executive to provide significant services for IPC following such termination. A termination of employment will not be considered a Separation from Service if:
          (i) the Executive continues to provide services as an employee of IPC at an annual rate that is twenty percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or, if employed less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of employment (or, if less, such lesser period), or
          (ii) the Executive continues to provide services to IPC in a capacity other than as an employee of IPC at an annual rate that is fifty percent or more of the services rendered, on average, during the immediately preceding three full calendar years of employment (or if employed less than three years, such lesser period) and the average annual remuneration earned during the final three full calendar years of employment (or if less, such lesser period).
          (m) Specified Employee. Pursuant to Code Section 409A, a Specified Employee shall mean a key employee (as defined in Section 416(i) of the Code without regard to paragraph 5 thereof) of IPC if any stock of First Community Bancshares, Inc. (the “Company”) is publicly traded on an established securities market or otherwise.
     3. Term of Employment.
          (a) IPC hereby employs the Executive as President of IPC, and the Executive hereby accepts said employment and agrees to render such services to IPC, on the terms and conditions set forth in this Agreement. The term of employment under this Agreement shall be for a term of five years, commencing on the date of this Agreement, unless such term is extended as provided in this Section 3. Prior to the fifth anniversary of the date first above written and each annual anniversary thereafter, the Board of Directors of IPC shall consider, review (with appropriate corporate documentation thereof, and after taking into account all relevant factors, including the Executive’s performance) and, if appropriate, explicitly approve a one-year extension of the remaining term of this Agreement. After the expiration of the initial five-year term, the term of this Agreement shall continue to extend each year if the Board of Directors of IPC so approve such extension, unless the Executive gives written notice to the Bank and IPC of the Executive’s election not to extend the term, with such notice to be given not less than sixty (60) days prior to any such anniversary date. If the Board of Directors of IPC elects not to extend the term, it shall give written notice of such decision to the Executive not less than sixty (60) days prior to any such anniversary date. If any party gives timely notice that the term will not be extended, then this Agreement shall terminate at the conclusion of its remaining term. References herein to the “Term of Employment” shall refer both to the initial term and successive terms under this Agreement.
          (b) During the Term of Employment, the Executive shall perform such executive services for IPC as may be consistent with his titles and from time to time assigned to him by IPC’s Board of Directors.
     4. Compensation and Benefits.
          (a) IPC shall compensate and pay the Executive for his services during the term of this Agreement at a base salary (“Base Salary”) that shall be determined by the Executive, provided that such Base Salary shall not exceed $220,000 per year without the approval of the Board of Directors of IPC. In addition to his Base Salary, the Executive shall be entitled to receive during the term of this Agreement such bonus payments as may be determined by the Board of Directors of IPC solely in its discretion.
          (b) During the Term of Employment, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, stock option, employee stock ownership, or other plans, benefits and privileges given to employees and executives of the Company, to the extent commensurate with his then duties and responsibilities as fixed by the Board of Directors of the Company and IPC. The Executive will also be eligible to participate in and receive incentive bonus payments for exceeding pre-determined goals that may be established from time to time by the Board of Directors of the Bank and/or IPC.
          (c) During the Term of Employment, the Executive shall be entitled to take vacation in accordance with the Bank’s established policies, which shall in no event exceed five (5) weeks of paid annual vacation. The Executive shall not be entitled to receive any additional compensation from the Bank or IPC for failure to take a vacation, nor shall the Executive be able to accumulate unused vacation time from one year to the next, except to the extent authorized by the Board of Directors of the Bank or IPC.
          (d) In the event the Executive’s employment is terminated due to Disability, the Bank shall provide continued life, medical, dental and disability in an amount and to the extent consistent with the Bank’s established policies.
     5. Expenses. IPC shall reimburse the Executive or otherwise provide for or pay for all reasonable expenses incurred by the Executive in furtherance of or in connection with the business of IPC, including, but not by way of limitation, traveling expenses, subject to such reasonable documentation and other limitations as may be established by the Board of Directors of IPC. If such expenses are paid in the first instance by the Executive, IPC shall reimburse the Executive therefore, as may be appropriate under the circumstances.
     6. Termination.
          (a) IPC shall have the right, at any time upon prior Notice of Termination, to terminate the Executive’s employment hereunder for any reason, including, without limitation, termination for Cause or Disability, and the Executive shall have the right, upon prior Notice of Termination, to terminate his employment hereunder for any reason.
          (b) In the event that (i) the Executive’s employment is terminated by IPC for Cause, (ii) the Executive dies or (iii) the Executive terminates his employment hereunder other than for Disability, the Executive shall have no right pursuant to this Agreement to compensation or other benefits for any period after the applicable Date of Termination or death other than for Base Salary accrued through the Date of Termination or death.
          (c) In the event that the Executive’s employment is terminated as a result of Disability during the term of this Agreement, the Executive shall receive his salary for the period from the Date of Termination to which he would be entitled under the Bank’s then existing policy. The payment shall be made within sixty (60) days after the Date of Termination.
          (d) In the event that (i) the Executive’s employment is terminated by IPC for other than Cause, Disability, or the Executive’s death or (ii) such employment is terminated by the Executive due to a material breach of this Agreement by IPC, which breach has not been cured within fifteen (15) days after a written notice of non-compliance has been given by the Executive to the Bank and IPC, then IPC shall take the following action with respect to the Executive, provided that the Executive has certified that the Executive has complied with Section 7 of this Agreement and has signed in the form provided by the Bank or IPC a release of any and all claims the Executive may have against the Bank or IPC or its then current or former officers, directors, or employees and such release has become effective:
          (i) Pay to the Executive a cash severance amount equal to the Executive’s Base Salary as in effect immediately prior to the Date of Termination multiplied by two (2) (“Severance Pay”). Such Severance Pay shall be paid in monthly installments beginning with the first business day of the month following the date the release becomes effective and continuing for two (2) years. However, no such Severance Pay will be paid to the Executive unless the Executive has Separated from Service.
          (e) Restrictions on Timing of Distribution. Notwithstanding paragraph (d) of this Section 6, if the Executive is considered a Specified Employee upon Separation from Service under such procedures as established by the Company in accordance with Section 409A of the Code, benefit distributions that are made upon Separation from Service may not commence earlier than six months after the date of such Separation from Service. Therefore, in the event this paragraph 6(e) is applicable to the Executive, any distribution or series of distributions to be made due to a Separation from Service shall commence no earlier than the first day of the seventh month following the Separation from Service.
     7. Restrictions Respecting Competing Businesses, Confidential Information, etc.
          (a) The Executive acknowledges and agrees that by virtue of the Executive’s position and involvement with the business and affairs of the Bank and IPC, the Executive will develop substantial expertise and knowledge with respect to all aspects of the Bank’s and IPC’s business, affairs and operations and will have access to all significant aspects of the business and operations of the Bank and IPC and to Confidential and Proprietary Information.
          (b) The Executive hereby covenants and agrees that, during the term of employment and thereafter, unless otherwise authorized by the Bank or IPC in writing, the Executive shall not, directly or indirectly, under any circumstance: (i) disclose to any other person or entity (other than in the regular course of business of the Bank and IPC) any Confidential and Proprietary Information, other than pursuant to applicable law, regulation or subpoena or with the prior written consent of the Bank and IPC; (ii) act or fail to act so as to impair the confidential or proprietary nature of any Confidential and Proprietary Information; (iii) use any Confidential and Proprietary Information other than for the sole and exclusive benefit of the Bank and IPC; or (iv) offer or agree to, or cause or assist in the inception or continuation of, any such disclosure, impairment or use of any Confidential and Proprietary Information. Following the term of employment, the Executive shall return all documents, records and other items containing any Confidential and Proprietary Information to the Bank or IPC (regardless of the medium in which maintained or stored).
          (c) During the Covered Period, the Executive shall not, directly or indirectly,
          (i) manage, own, advise, operate, control or participate in any Competing Business within twenty-five (25) miles of any location where the Bank, IPC or an Affiliate is engaged in a similar business, or
          (ii) induce, encourage or influence any Person that at that time has a business relationship with the Bank, IPC, or any Affiliate thereof, to discontinue or reduce the extent of such relationship.
     For purposes of this Agreement, the Executive shall be deemed directly or indirectly participating in a business if he is engaged or interested in that business as a stockholder, director, officer, or executive, agent, partner, individual proprietor, consultant, advisor or otherwise, but not if the Executive’s interest is limited solely to the ownership of not more than 5% of the securities of any class of equity securities of a corporation or other Person whose shares are listed or admitted to trade on a national securities exchange or are quoted on Nasdaq or a similar means if Nasdaq is no longer providing such information.
        (d) While the Executive is employed by IPC and for one (1) year after the Date of Termination, the Executive shall not hire, or solicit or attempt to solicit for hire a Covered Employee,

encourage another Person to hire a Covered Employee, or otherwise seek to adversely influence or alter such Covered Employee’s relationship with IPC, the Bank or any of their Affiliates (except during the Executive’s employment with IPC, when acting on the good faith belief that ending the Covered Employee’s employment would be in IPC’s best interest). A “Covered Employee” shall be any person who has been employed by the Bank, IPC, or any of their Affiliates in which Executive was directly involved or had access to Confidential and Proprietary Information, as of the date any action prohibited by the preceding sentence occurs or within the twelve (12) months prior to such date.
          (e) The Executive acknowledges that as a result of Executive’s employment with IPC, Executive has held and will continue to hold a position of the highest trust in which Executive comes to know IPC’s employees, its customers and its Confidential and Proprietary Information, as well as that of the Bank and its Affiliates. The Executive agrees that the provisions of Section 7 (c) and (d) are necessary to protect IPC legitimate business interests. The Executive warrants that these provisions will not unreasonably interfere with his ability to earn a living or to pursue his occupation after his employment ends for any reason. Executive agrees to promptly notify IPC of the name and address of any Person or entity to which Executive provides services during the Covered Period and authorizes IPC, after consultation with Executive as to the form and content of any such notice, to notify that entity of Executive’s obligations under this Agreement.
          (f) The parties hereto agree that nothing in this agreement shall be construed to limit or negate the common law of torts, confidentiality, trade secrets, fiduciary duty and obligations where such laws provide IPC with any broader, further or other remedy or protection than those provided herein.
          (g) Because the breach of any of the provisions of this Section 7 will result in immediate and irreparable injury to the Bank and IPC for which the Bank and IPC will not have an adequate remedy at law, the Bank and IPC shall be entitled, in addition to all other rights and remedies, to seek a decree of specific performance of the restrictive covenants contained in this Section 7 and to a temporary and permanent injunction enjoining such breach, without posting bond or furnishing similar security.
     8. Cooperation in Legal Proceedings. After the Date of Termination, the Executive agrees to reasonably cooperate with the Bank and IPC and any of its Affiliates in the defense or prosecution of any claims or actions that may be brought against or on behalf of the Bank and IPC or its Affiliates, which relate to events or occurrences that transpired while the Executive was employed by IPC. The Executive’s reasonable cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Bank and IPC or any of its Affiliates. The Executive also agrees to reasonably cooperate with the Bank and IPC and any of its Affiliates in connection with any investigation or review of any federal, state, or local regulatory authority as any such investigation or review relates to any acts or omissions that transpired while the Executive was employed by IPC. The Executive understands that in any legal action, investigation, or review covered by this Section 8 that the Bank and IPC expects the Executive to provide only accurate and truthful information or testimony. The Bank and IPC will pay expenses necessarily and reasonably incurred by the Executive in complying with this Section.
     9. Work Product. The Executive acknowledges that all inventions innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable) which relate to the Bank, IPC or their Affiliates, research and development or existing or future products or services and which are conceived, developed or made by the Executive while employed by IPC (“Work Product”) belong to the Bank, IPC or their Affiliates (as applicable). The Executive shall promptly disclose such Work Product to the board of directors of IPC and perform all actions reasonably requested by the board of directors (whether during or after the Executive’s employment) to establish and confirm such ownership ( including, without limitation, executing assignments, consents, powers of attorney and other instruments).
     10. Return of Property. On and after the Date of Termination for any reason, or at any time during the Executive’s employment, on the request or direction of the Bank or IPC, the Executive will immediately deliver to IPC any or all equipment, property, material, Confidential and Proprietary Information, Work Product or copies thereof which are owned by the Bank or IPC and are in the Executive’s possession or control. This includes documents or other information prepared by the Executive, on Executive’s behalf or provided to the Executive in connection with the Executive’s duties while employed by IPC, regardless of the form in which such document or information are maintained or stored, including computer, typed, written, electronic, audio, video, micro-fiche, imaged, drawn or any other means of recording or storing documents or other information. The Executive hereby warrants that the Executive will not retain in any form such documents, Confidential and Proprietary Information, Work Product or other information or copies thereof. The Executive may retain a copy of this Agreement and any other document or information describing any rights the Executive may have after the termination of the Executive’s employment.
     11. [Intentionally Left Blank.]
     12. Withholding. All payments required to be made by IPC hereunder to the Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as IPC may reasonably determine should be withheld pursuant to any applicable law or regulation.
     13. Assignability. Each of the Bank and IPC may assign this Agreement and their rights and obligations hereunder in whole, but not in part, to any corporation, bank or other entity with or into which the Bank or IPC may hereafter merge or consolidate or to which the Bank or IPC may transfer all or substantially all of their assets, if in any such case said corporation, bank or other entity shall by operation of law or expressly in writing assume all obligations of the Bank and IPC hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.
     14. Notice. For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the signature page hereto. Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) upon the earliest of (a) the date it is actually received, (b) the business day after the day on which it is delivered by hand, (c) the business day after the day on which it is properly delivered to Federal Express (or a comparable overnight delivery service), or (d) the third business day after the day on which it is deposited in the United States mail. The Bank, IPC or the Executive may change its address by notifying the other party of the new address in any manner permitted by this Section 14.
     15. Amendment; Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer or officers as may be specifically designated by the Board of Directors of the Bank and IPC to sign on their behalf. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     16. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the United States where applicable and otherwise by the substantive laws of the State of West Virginia.
     17. Nature of Obligations. Nothing contained herein shall create or require the Bank or IPC to create a trust of any kind to fund any benefits which may be payable hereunder, and to the extent that the Executive acquires a right to receive benefits from the Bank or IPC hereunder, such right shall be no greater than the right of any unsecured general creditor of the Bank or IPC.
     18. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     19. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.
     20. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
     21. Regulatory Prohibition. Notwithstanding any other provision of this Agreement to the contrary, any payments made to the Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (12 U.S.C. §1828(k)) and the regulations promulgated thereunder, including 12 C.F.R. Part 359. Furthermore, following such termination for Cause, the Executive will not, directly or indirectly, participate in the affairs or the operations of the Bank or IPC.
     22. Entire Agreement. This Agreement embodies the entire agreement between the Bank, IPC and the Executive with respect to the matters agreed to herein. All prior agreements between the Bank, IPC and the Executive with respect to the matters agreed to herein are hereby superseded and shall have no force or effect.

     IN WITNESS WHEREOF, this Agreement has been executed as of the date first above written.

FIRST COMMUNITY BANK, NATIONAL ASSOCIATION

Address:	By:

One Community Place
P.O. Box 989
Bluefield, VA 24605-0989

INVESTMENT PLANNING CONSULTANTS, INC.

Address:	By:

1707 Jefferson Street
Bluefield, West Virginia 24701

EXECUTIVE

Address:	By:

Ronald L. Campbell
c/o Investment Planning Consultants, Inc
1707 Jefferson Street
Bluefield, West Virginia 24701